        NEWS RELEASE
FOR IMMEDIATE RELEASE
BROWN-FORMAN CONFIRMS DISCUSSIONS WITH PERNOD RICARD
March 26, 2026, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) today issued the following statement:
“We note the recent market rumors regarding a potential business combination involving Brown-Forman and Pernod Ricard. Brown-Forman regularly explores and evaluates strategic opportunities, and can confirm it is engaged in discussions with Pernod Ricard.
If agreed and subject to customary approvals, this partnership would be akin to a merger of equals, drawing from the talent and expertise of both companies, and creating value for shareholders.
Synergies from the contemplated combination are expected to be significant, creating a global spirits leader with enhanced scale, a powerful brand portfolio, and a balanced geographic footprint, all anchored by two iconic families. No agreement has been reached as to the terms of any possible transaction, and there can be no assurance that any such agreement will be reached. Brown-Forman does not intend to comment further unless and until an agreement is reached.”
About Brown-Forman
Brown-Forman Corporation is a global leader in the spirits industry, responsibly building exceptional beverage alcohol brands for more than 155 years. Headquartered in Louisville, Kentucky, we are guided by our founding promise, “Nothing Better in the Market.” Our premium portfolio includes the Jack Daniel’s Family of Brands, Woodford Reserve, Old Forester, New Mix, el Jimador, Herradura, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Gin Mare, Fords Gin, Chambord, and Slane. With approximately 5,000 employees worldwide, we proudly share our passion for fine-quality spirits in more than 170 countries. Learn more at brown-forman.com and stay connected with us on LinkedIn, Instagram, and X.
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Media Contact: Brown-Forman@FGSGlobal.com
Investor Relations Contact: Sue Perram, Vice President, Investor Relations, Sue_Perram@b-f.com
Important Information on Forward-Looking Statements:

This press release contains statements that are “forward-looking statements” as defined under U.S. federal securities laws. These forward-looking statements reflect management’s expectations or projections regarding future events and speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections.

For further information on factors that could cause our actual results to differ materially from our historical experience or from our current expectations or projections, please refer to our public filings, including the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.